                             EMPLOYMENT AGREEMENT

         THIS AGREEMENT dated on or before November 1, 1995, ("Effective Date") is between MOLECULAR BIOSYSTEMS, INC., a Delaware corporation (the "Corporation") and BOBBA VENKATADRI ("Employee").

                                   RECITALS

         A. The, Corporation desires to employ the Employee as its President and Chief Operating Officer ("COO"),

         B. The Employee desires to accept such employment upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

         1. EMPLOYMENT. The Corporation hereby employs the Employee, and the Employee hereby accepts the employment by the Corporation as President and COO of the Corporation upon the terms and conditions set forth herein. Employee will report to the Chief Executive Officer of the Corporation.

         2. EFFECTIVE DATE. Employee's employment shall deemed to begin on the Effective Date hereof (a Sunday; Employee shall begin his substantive duties on the following Monday), and shall continue until terminated pursuant to Paragraph 6.

         3.   DUTIES.

              a. GENERAL DUTIES. The Employee shall perform such duties and services consistent with his position as may be assigned to him from time to time by the Chairman of the Board and Chief Executive Officer. Subject to the foregoing sentence, the Employee shall have responsibility for the day-to-day conduct of all of the operations of the Corporation. As of the date of this Agreement, the Corporation has two inactive wholly-owned subsidiaries (Syngene, Inc., and Scan Pharmaceuticals, Inc.). The Employee shall also be elected, and shall serve as, President and Chief Operating Officer of such subsidiaries for no additional consideration.

              b. ELECTION AS DIRECTOR. The Employee shall be recommended for election to Corporation's Board of Directors at the first meeting of the Board of Directors following the Effective Date. Nomination for election to the Board of Directors for future years shall be at the discretion of the Board of Directors.

              c. CONSIDERATION FOR PROMOTION. Between the first and second anniversaries of the Effective Date, the Board of Directors (or a committee thereof) shall formally consider the election of Employee as Chief Executive Officer ("CEO") of the Corporation, provided Employee's performance is satisfactory in his role as President/COO. If the Board of Directors, in its sole judgement, is satisfied with Employee's performance of his duties as President/COO, Employee shall be elected to the CEO position at that time.

              d.  CORPORATION POLICIES.  Employee shall be subject to
         (1) the rules and policies set forth in the Corporation's employee handbook and human resources guidelines and as they may be changed and amended from time to time, and (2) other Corporation rules and policies intended to apply to employees generally; provided that where there is a variation or inconsistency between those rules and policies and this Agreement, this Agreement shall control.

         4.   TIME TO BE DEVOTED TO EMPLOYMENT.

              a. FULL-TIME WORK; VACATIONS. Except for vacations, holidays and absences due to temporary illness, the Employee shall devote his full time and energy to the business of the Corporation. Employee shall be entitled to three (3) weeks (i.e., 15 business days) annual vacation plus one additional day of vacation for every year of continuous employment, up to a maximum of 20 business days per year. Vacation time shall be earned and usable pursuant to the Corporation's policy for employees. Employee shall be entitled to all Corporation holidays, including, when applicable, a holiday shutdown period usually scheduled for late December.

              b. OTHER BUSINESS ACTIVITIES. Employee shall not engage in any other business activity without the express written consent of the Corporation except (1) Employee may serve on the Board of Directors of no more than two (2) other corporations (other than family businesses in India to which Employee does not devote substantial time) with the prior written approval of the Board of Directors, and (2) Employee may exercise passive ownership of up to five percent (5%) of the securities in any company (and may own any percentage of a family business in India). Employee hereby represents that he is not a party to any agreement which would be an impediment to entering into this Agreement and that he is otherwise under no legal disability with respect to entry into this Agreement and performance of his obligations hereunder.

         5.   COMPENSATION.

              a.  BASE SALARY; REVIEW.  The Corporation shall pay to
         Employee an annual base salary ("Base Salary") of $285,000, payable pursuant to the Corporation's customary procedures. The Base Salary shall be reviewed annually and be subject to increase in the sole discretion of the Board of Directors of the Corporation, provided that Employee's first Base Salary review shall take place in January or February 1996, with any salary increase to become effective as of the beginning of the Corporation's fiscal year beginning April 1, 1996. Subsequent Base Salary reviews shall take place in January or February of each succeeding year, or at such other time as the Board of Directors may conduct salary reviews for Corporation executives generally. Employee's Base Salary and other terms and conditions of his compensation, except as otherwise provided in this Agreement, shall at all times be within the sole discretion of the Board of Directors.


              b.  BONUS.  Employee may be entitled to a bonus as
         determined by the Board of Directors of the Corporation at its sole discretion based on Employee's performance, the Corporation's
         performance, and other factors.   For 1996, Employee shall receive a
         guaranteed minimum bonus of $36,000, to be paid during the first quarter of FY 1997, (i.e., the quarter beginning April 1, 1997).

              c. OTHER BENEFITS. Employee shall be eligible for family medical and dental coverage, short and long term disability coverage, life insurance, eligibility for participation in the Corporation's 401(k) plan, and such other benefits as are made available from time to time to the executives of the Corporation, all on such terms and conditions (including, where applicable, cost-sharing with the Employee) as are applicable to participants generally.

              d. REIMBURSEMENT OF BUSINESS EXPENSES. The Corporation shall reimburse Employee, in accordance with its practice from time to time for other senior-level employees of the Corporation. for all reasonable and necessary travel expenses, disbursements and other reasonable and necessary incidental expenses incurred by him for or on behalf of the Corporation in the performance of his duties hereunder upon presentation by the Employee to the Corporation of appropriate documentation pursuant to Corporation policy.

              e. RELOCATION EXPENSE. The Corporation shall reimburse Employee for reasonable relocation expenses as follows:

                         (i) Reasonable travel, meals, rental car and lodging expenses for Employee and spouse for up to three (3) economy class trips from Pennsylvania to California to locate suitable housing accommodations within reasonable commuting distance of the Corporation's office.

                         (ii) If required, expenses for a rental car until Employee's own car becomes available, and the rental of suitable housing within reasonable commuting distance of the Corporation's offices until permanent housing accommodations are acquired or (in each case) for up to twelve (12) months, whichever period is shorter. Payment for the housing shall not exceed two thousand five hundred dollars ($2,500) per month.

                         (iii) Reasonable expenses for storage, movement and insurance of household goods, including automobiles, and other incidental and related costs incurred in connection with Employee's relocation. Employee and the Corporation shall cooperate to have all obligations (leases, moving contracts, etc.) under this Subparagraph (e) contracted for and/or paid directly by the Corporation.

                         (iv)  Two weeks pay to pay for miscellaneous
                   relocation incidentals.

                         (v) Reimbursement of non-recurring costs in the purchase of a new home up to 2% of home value.

         If the Employee is deemed to receive taxable income for any payment or reimbursement under this subparagraph, such payments will be grossed up to account for all applicable income taxes.

                   f.    REAL ESTATE.

                         (i) The Corporation shall engage a professional property management and sales company to maintain, market, and sell Employee's home in Pennsylvania, If a real estate sales contract for the home is not entered into within 90 days of the Effective Date at a purchase price agreeable to the Employee, then the Corporation shall purchase the home at an agreed price. For the purposes of the foregoing sentence, the Employee may not refuse to agree to a price (either from a third-party purchaser or from the Corporation) that is equal to or greater than the appraised value of the home. The appraised value of the home shall be the average of independent appraisals of two certified appraisers. The Corporation and Employee shall each select one appraiser, or they may agree on the two appraisers. Costs of the appraisals shall be borne by the Corporation.

                         (ii) The Corporation shall contribute $300,000 toward the Employee's purchase of a home in the San Diego metropolitan area as his principal residence. The Corporation and the Employee shall own such home and associated property ("the Property") as tenants in common with respective percentage undivided interests determined as follows: The Corporation's interest shall be calculated by dividing $300,000 by the purchase price of the Property, the result to be expressed as a percentage; Employee's interest shall be 100 percent minus the Corporation's interest. These respective percentage interests shall remain constant unless otherwise agreed by the Corporation and Employee or unless recalculated as provided below.
                   Notwithstanding the foregoing, (1) Employee shall maintain the Property and pay all expenses associated with the Property, including but not limited to mortgage payments; upkeep; taxes; insurance; homeowner association fees, if any; repairs and improvements (improvements shall be at Employee's option), and utilities; and (2) Employee shall not alienate his interest in the Property without the Corporation's consent. If the Employee fails or refuses for any reason to perform the obligations and make the payments called for in clause (1) of the foregoing sentence, the Corporation may cause the obligations to be performed and/or make the payments and, at its option, (x) deduct any expenditures from payment of any compensation to Employee called for by this Agreement on any reasonable basis, or (y) add the full amount of any expenditures directly to its $300,000 initial equity and, using the sum as the new numerator, recalculate the respective percentage undivided interests of the parties using as a denominator the same purchase price of the Property. Employee shall execute and cooperate in the recording of all documents necessary to evidence the parties' agreement contained in this Subparagraph (e)(ii).

                         (iii) Within 30 days of the Employee's termination for any reason, the parties shall agree on a valuation of the Property. If they cannot agree within that time, each party shall select a certified appraiser to perform an appraisal of the property at each selecting party's expense, and the appraisal shall be the average of the two appraisals. The valuation reached by either method shall be called the Agreed Valuation. Within (a) three years from the date of termination in the event of an Involuntary Termination, (b) two years from the date of termination in the event of a Termination for Cause, a Termination without Cause, or a Constructive Termination, or (c) one year from the date of termination in the event of a Voluntary Termination, Employee (or his estate) shall take such actions as are necessary to purchase the Corporation's interest in the Property for a purchase price equal to the Corporation's percentage interest in the property at the date of appraisal times the agreed valuation. The Corporation shall cooperate with Employee to sell the Property under such circumstances if the Employee is unwilling or unable to purchase the Corporation's interest, and Employee shall be deemed to have complied with his purchase obligation under this Subparagraph if a purchasing third party pays the Corporation the purchase price.

         If the Employee is deemed to receive taxable income for any payment or reimbursement under this subparagraph, such payments will be grossed up to account for all applicable income taxes.

              g. STOCK OPTIONS. Employee shall be granted an option as of the first business day following the Effective Date to purchase 300,000 shares of common stock under the Corporation's 1993 Stock Option Plan ("the Plan") at an exercise price equal to the lowest closing price of such shares on the New York Stock Exchange in the month of October, 1995. Of the 300,000 shares subject to the option, 75,000 shall be deemed vested (i.e., exercisable) as of the date of grant (i.e., the first business day following the Effective Date). The remainder shall vest at the rate of 25 percent (56,250 shares) per year over four years (on October 2, 1996, 1997, 1998 and 1999, respectively). The option shall be evidenced by an option agreement in the Corporation's customary form containing the Corporation's usual restrictions and limitations. Employee shall be subject to restrictions on trading in its securities imposed by the CEO and/or the Board of Directors (e.g., a ban on selling or purchasing shares during periods when Corporation insiders are in possession of material information not yet disclosed to the public). Employee shall be eligible for additional stock option grants at the sole discretion of the Board of Directors. In the event of any termination other than a Voluntary Termination, Employee shall have two years from the date of termination to exercise options vested as of that date, or any lesser period mandated by law
         (for example, certain incentive stock options).

         6.   TERMINATION AND SEVERANCE.

              a.  DEFINITIONS.  The following definitions shall apply to this
         Agreement:

              INVOLUNTARY TERMINATION. An Involuntary Termination shall be deemed to have taken place if the Employee dies, or, at the Corporation's option, if the Employee cannot perform his normal duties on a full-time basis by reason of any physical or mental impairment for a period of 6 consecutive months, or 8 months out of any 12-month period.

              TERMINATION FOR CAUSE. A Termination for Cause is a termination by the Corporation because of (1) Employee's willful misconduct, including but not limited to violations of the Corporation's policies governing employees generally; or (2) Employee's violation of law, including but not limited to acts of embezzlement or fraud.

              CONSTRUCTIVE TERMINATION. A Constructive Termination is a termination by Employee within 3 months following (1) any reduction in his level of Base Salary in dollars unadjusted for inflation (i.e., a failure to raise Employee's salary shall not be deemed a decrease because of inflation); or (2) a relocation of his place of employment more than 35 miles from San Diego, that does not include a Corporation paid relocation for Employee.

              VOLUNTARY TERMINATION. A Voluntary Termination is any termination by Employee other than a Constructive Termination.

              TERMINATION WITHOUT CAUSE. A Termination Without Cause is any termination by the Corporation other than a Termination for Cause or an Involuntary Termination.

              CHANGE OF CONTROL. The Corporation shall be deemed to have experienced a Change in Control if (1) any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder in effect on the Effective Date ("the Exchange Act")) who, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act) (an "Acquiring Person") becomes the beneficial owner of the Corporation's shares having 50 percent or more of the total number of votes that may be cast for the election of directors of the Corporation, or (2) Continuing Directors cease to comprise a majority of the members of the Board of Directors. A "Continuing Director" is any member of the Board (while a member) who is not an Acquiring Person or an affiliate or associate of an Acquiring Person or a representative thereof and who (i) was a member of the Board prior to the Effective date, or (ii) subsequently becomes a member of the Board and whose election to the Board is recommended by resolution of a majority of the Continuing Directors or who is included as a nominee in a proxy statement of the Corporation when a majority of the Board consists of Continuing Directors.

              b. TERMINATION BY CORPORATION; SEVERANCE. The Corporation may terminate this Agreement at any time for any reason, with or without cause, with or without notice. If and only if the termination is a Termination Without Cause, Employee (or his estate) shall receive 12 months' severance at his then-current Base Salary (defined in Paragraph 5(a)). If, in such event, Employee has not accepted new employment (other than self-employment as a consultant or similar employment) within 12 months after the date the Corporation advises Employee of his termination, the Corporation shall pay Employee at the same rate for an additional
         12 months, if Employee's termination occurred prior to the third anniversary of the Effective Date, or for an additional 6 months, if Employee's termination occurred after the third anniversary of the Effective Date or until Employee has accepted new Employment, whichever comes first. Employee shall promptly advise the Corporation when he accepts new Employment. If and only if a Termination Without Cause takes place within one year following a Change in Control then, in lieu of the foregoing, Employee shall receive two years' severance regardless of his subsequent employment status. Severance payments shall be made in installments in accordance with the Corporation's normal payroll practices.

              c. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time for any reason, with or without cause from the date of Employee's termination without notice or the date of his notice to the Corporation, as the case may be. If Employee fails to remain so employed, the Corporation shall have no obligation to pay any severance benefits otherwise payable under this Subparagraph (c). If Employee advises the Corporation of the termination of this Agreement for any reason within twelve months following Effective Date, Employee shall promptly repay the Corporation all amounts paid to or on behalf of Employee pursuant to Paragraphs 5(e) and (f). In the event of a Constructive Termination, Employee shall receive the severance benefits described in Subparagraph (b) with respect to a Termination Without Cause, provided that if the Constructive Termination takes places within one year following a Change in Control, Employee shall receive the severance benefits described in Subparagraph (b) with respect to a Termination Without Cause following a Change in Control. No severance benefits shall be payable in respect of a Voluntary Termination. A Voluntary Termination shall not become any other type of termination in the event that the Corporation relieves Employee of his duties during any notice period stated in Employee's termination notice. Termination under this Subparagraph may be without or with notice not to exceed 60 days, provided that if the termination is without notice or with a notice period of less than 60 days, the Corporation may, at its option, require Employee to extend the notice period (that is, to remain employed and perform his duties) for a maximum of 60 days.

              d. GENERAL TERMINATION PROVISIONS. With respect to any termination, Employee shall receive (1) the unpaid portion of his then-current Base Salary computed on a pro rata basis to the date of termination; (2) reimbursement for business expenses not previously reimbursed pursuant to Paragraph 5(d); and (3) payment for accrued and unused vacation time through the date of termination. For purposes of determining the timing of COBRA benefits, the date of termination shall be deemed the day following the expiration of the notice period, if any, or if the termination is without notice, on the date of termination.

              e. MANNER OF TERMINATION. Either party may advise the other of the termination of this Agreement in any reasonable manner, provided that it must be in writing. Termination of employment shall also terminate this Agreement, except as otherwise provided in this Agreement.

              f. EFFECT OF TERMINATION OF EMPLOYMENT. Upon the termination of Employee's employment hereunder, neither the Employee nor his beneficiary or estate shall have any further rights or claims against the Corporation under this Agreement except as provided in this Paragraph 6.

         7.   General Provisions.

              a. AMENDMENT; NECESSITY FOR WRITING. This Agreement may not be changed, waived, discharged, or terminated orally, but only by way of an instrument in writing signed by the parties referring to this Agreement.

              b. SURVIVAL. The obligations of Sections 6, 8, 9, and 10 shall survive termination of the Agreement.

              c. PROHIBITION AGAINST ASSIGNMENT. The employment secured by this Agreement is personal in nature. Employee may not assign this Agreement or any portion thereof under any circumstances.

              d. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter. It supersedes any and all other prior or contemporaneous agreements, either oral or in writing with respect thereto.

              e. CHOICE OF LAW; CHOICE OF FORUM; ARBITRATION. The interpretation and enforcement of this Agreement, as well as all other matters relating to Employee's employment, shall be governed by California law. Any dispute or controversy with respect to, or concerning the enforcement or interpretation of, this Agreement shall be submitted to final and binding arbitration under the current Model Employment Arbitration Procedures of the American Arbitration Association ("AAA") in the State of California. Such arbitration, and subsequent judicial enforcement of the arbitrator's award, if necessary, shall be final and binding and shall be the sole and exclusive forum for resolving any and all existing and future disputes or controversies regarding this Agreement. Arbitration must be initiated within one year of the occurrence of the event giving rise to a dispute by the complaining party giving written notice to the other. Failure to initiate arbitration within this one-year period shall constitute a waiver of any and all claims arising from the dispute and they shall be forever barred. The arbitration shall be held in San
         Diego County, California. The parties shall be entitled to conduct discovery in advance of and during any arbitration to the extent authorized under the California Code of Civil Procedure for civil judicial proceedings. The expenses of the arbitration shall be born equally by both parties, except that each party may be represented by counsel at such party's own expense. Remedies awarded shall be limited to actual damages proximately caused by the event giving rise to liability, and shall, where applicable be limited by the terms of this Agreement. No punitive damages, damages for noneconomic injury, or damages in the nature of a penalty shall be awarded.

              f. NO WAIVER. Either party's neglect or failure to enforce this Agreement in the event of the other's breach shall not be deemed a waiver or condonation of such breach or any subsequent breaches.

              g. CORPORATION BENEFIT AND BURDEN. This Agreement shall inure to the benefit of, and shall be binding on, the Corporation and all of its successors and assigns.

              h. GENERIC DRUG ENFORCEMENT ACT CERTIFICATION. Employee certifies that he has never been charged with or convicted of a federal felony for conduct relating to the development, approval, or regulation of any drug product or device regulated by the U.S. Food and Drug Administration, and (2) has never been debarred or subject to a debarment proceeding under the Generic Drug Enforcement Act of 1992.

         8. CORPORATION RIGHTS TO INTELLECTUAL PROPERTY. Employee shall promptly disclose, grant and assign ownership to the Corporation for its sole use and benefit any and all inventions, improvements, information, copyrights and suggestions (whether patentable or not), which he may develop, acquire, conceive or reduce to practice while employed by the Corporation (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or information. Employee shall without charge, but at the expense of the Corporation, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the opinion of the Corporation to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Corporation and enable it to obtain and maintain the entire right and title thereto throughout the world. Employee shall render to the Corporation at its expense (including, reimbursement to the Employee of reasonable out-of-pocket expenses incurred by the Employee and a reasonable payment for the Employee's time involved in case he is not then in its employ. All such assistance as it may reasonably require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyright, and in any litigation in which the Corporation may be involved relating to any such patents, inventions, improvements or technical information. Notwithstanding the foregoing:

                                 NOTIFICATION

              THIS PARAGRAPH DOES NOT APPLY TO AN INVENTION FOR WHICH
         NO EQUIPMENT, SUPPLIES, FACILITY, OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON EMPLOYEE'S OWN TIME, AND (A) WHICH DOES NOT RELATE (1) TO THE BUSINESS OF THE COMPANY OR (2) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (B) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY EMPLOYEE FOR THE COMPANY, AS PROVIDED BY SECTION 2870 OF THE CALIFORNIA LABOR CODE.

         9. PROTECTION OF INFORMATION. Throughout the term of his employment by the Corporation, Employee will serve the Corporation's best interests loyally and diligently. During his employment and thereafter, Employee shall not disclose or provide to any person, firm, corporation or other entity (except when authorized by the Corporation) any confidential information, including but not limited to trade secrets, business methods, products processes, procedures, development or experimental projects, suppliers, contracts, business or strategic plans, regulatory and patent (collectively "Confidential Information"). Employee will not use such Confidential Information for his own purpose or for the purpose of any person, firm, corporation or entity, other than the Corporation. The provisions of this paragraph shall not apply to Confidential Information which at the time of disclosure is already in the public domain; which the Employee can demonstrate was in his possession or known to him prior to the effective date of this Agreement; which subsequently becomes part of the public domain through no fault of the Employee; which becomes known to the Employee through a third party who is under no obligation of confidentiality to the Corporation; or which is required to be disclosed by law or by judicial or administrative proceedings.

         10. LIMITATIONS OR COMPETITION AND SOLICITATION. For a period of 12 months following his Voluntary Termination or Termination for Cause, or during any period for which he has received or is receiving severance benefits following a Termination Without Cause or Constructive Termination (other than a Termination Without Cause or Constructive Termination following a Change in Control) Employee shall not directly or indirectly be engaged in or assist others in engaging in any business relating to diagnostic contrast imaging agents. Employee expressly agrees that the consideration to be paid him under this Agreement shall constitute good and sufficient consideration for his agreement not to compete. In the event Employee's employment is terminated by either party for any reason, Employee shall not, for a period of 12 months from the date of termination, either directly or indirectly solicit the services of any employee of the Corporation, or otherwise induce or attempt to induce current employees of the Company to terminate their employment with the Corporation.

         11. NOTICES. Notices and other communications hereunder shall be in writing and shall be delivered personally or sent by air courier, telefax, or first class certified or registered mail, return receipt requested and postage prepaid, addressed to the last address of which the sending party has actual knowledge. Notices to the Corporation shall be directed to the Chief Executive Officer and the Chief Financial Officer. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have given to the date of delivery if personally delivered, or telefaxed; on the business day after the date when sent by air courier; and on the third business day after the date when sent if sent by mail.







            [THIS SPACE INTENTIONALLY LEFT BLANK SO THAT ALL
            SIGNATURE LINES MAY APPEAR ON THE SAME PAGE]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective on or before November 1, 1995.

                                  MOLECULAR BIOSYSTEMS, INC.



                                  By: /s/ Kenneth J. Widder, M.D
                                     --------------------------------
                                      Kenneth J. Widder, M.D.
                                      Chief Executive Officer


                                  By: /s/ Bobba Venkatadri
                                     --------------------------------
                                      Bobba Venkatadri